EXHIBIT 99.1

Encore Medical Announces Private Placement of Senior Subordinated Notes

AUSTIN, Texas, September 16, 2004 — Encore Medical Corporation (Nasdaq: ENMC) today announced that it intends to commence a private placement offering of $165 million of senior subordinated notes due 2012 to be issued by a wholly owned subsidiary. The notes will be unsecured and guaranteed by Encore and the issuer’s domestic subsidiaries. The offering of the notes will be made within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.

Encore intends to use the net proceeds of the offering, together with borrowings under a new senior secured credit facility that it will enter into concurrently with the closing of the offering and available cash, to fund the cash portion of the consideration for its previously announced acquisition of Empi, Inc., to repay substantially all outstanding debt of Encore and Empi and to pay related fees and expenses.

The notes have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and orthopedic rehabilitation products.

Except for the historical information contained in this press release, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our intention to raise proceeds through the offering and sale of notes and borrowings under a new credit facility, our intended use of proceeds, and the anticipated terms of the notes. There can be no assurance that we will complete the offering of the notes or the related transactions on the anticipated terms or at all. Our ability to complete the offering of the notes will depend, among other things, on market conditions for debt securities in general and our debt securities in particular. In addition, our ability to complete the offering and the related transactions and our business are subject to the risks described in our filings with the Securities and Exchange Commission.

CONTACT:
Harry L. Zimmerman, Executive Vice President — General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

For Media:
Davis Henley, Vice President — Business Development
(512) 832-9500
Davis_Henley@encoremed.com